SEPARATION AGREEMENT,
WAIVER AND RELEASE

This Separation Agreement, Waiver and Release (“Agreement”) is made and entered into freely and voluntarily by and between Sherrell Smith (hereinafter referred to as “Employee”) and Universal Technical Institute, Inc. (hereinafter referred to as “UTI” or “Company”).

WHEREAS, Employee has been employed by UTI for a period of approximately twenty three (23) years; and

WHEREAS, Employee has held various positions with UTI including serving as Student Services Director, Campus President, Vice President of Regional Operations, Senior Vice President of Operations and most recently Chief Operating Officer which position has responsibility and oversight on a nationwide basis for the operations of all of UTI’s campuses; and

WHEREAS, during his employment, Employee has gained access to confidential information as described more fully in this Agreement and acquired an extensive amount of knowledge about UTI’s operations, strategies, and business;

NOW, THEREFORE, for and in consideration of the acts, payments, covenants and mutual agreements herein described and agreed to be performed, Employee and UTI agree as follows:

1. Termination Date. Employee agrees, recognizes and accepts that Employee’s employment relationship with UTI has been terminated as of Wednesday, July 1st, 2009 and that UTI has no obligation, contractual or otherwise, to re-employ or recall Employee in the future.

2. Payment(s). For and in consideration of the promises and covenants set forth herein through the period ending seventy eight (78) weeks after the date of this Agreement, UTI agrees to pay Employee separate bi-weekly payments pursuant to UTI’s normal payroll practices in the gross amount of twelve thousand one hundred fifteen dollars and thirty eight cents ($12,115.38) less applicable local, state and federal withholdings. UTI further agrees to pay to Employee the sum of twenty four thousand two hundred thirty dollars and seventy six cents ($24,230.76) representing (4) weeks of vacation pay upon execution of this Agreement. The total amount payable under this Paragraph 2 shall be four hundred ninety six thousand seven hundred thirty dollars and seventy six cents ($496,730.76), less applicable local, state, and federal withholdings.

3. Bonus Payments. For fiscal year ending September 30, 2009, Employee will be entitled to a pro-rated portion of an annual bonus through the date of termination if: (a) such a bonus is approved by UTI’s Board of Directors as payable to all current employees, and (b) Employee signs, returns, and does not revoke this Agreement. The 2009 annual bonus, if payable, will be paid during December of 2009, and the bonus, if any, will be based on the performance metrics previously established by the CEO and Board of Directors.

All stock options and restricted stock held by Employee will expire according to the applicable grant or plan, and Employee’s existing equity in UTI that has vested shall remain the vested property of Employee.

4. Attorneys Fees. UTI will pay an amount not to exceed ten thousand dollars ($10,000) to legal counsel retained by Employee for the purpose of reviewing and advising Employee regarding this Agreement. The legal counsel retained by Employee or Employee shall submit an invoice to Chad Freed, 20410 N. 19th Avenue, Phoenix, AZ 85027 and payment will be made directly to legal counsel. All payments made are made on behalf of the Employee and legal counsel retained by Employee is not a third party beneficiary of this Agreement. Employee, not UTI, shall be liable to legal counsel for all fees in excess of $10,000. Employee agrees to pay all taxes that may be payable as a result of payments made on behalf of Employee under this provision.

5. Benefits. Employee’s current medical, dental and vision benefits will continue pursuant to UTI policy, until July 15th, 2009. Beginning, on the first day that active employee coverage is ineffective, Employee may elect to continue current medical, dental and vision benefits for up to eighteen (18) months in accordance with the plan provisions and the Consolidated Omnibus Budget Reconciliation Action of 1985 (COBRA). If Employee signs, returns and does not revoke this Agreement, UTI will continue to pay towards the Employee’s COBRA coverage a monthly amount equal to the Company paid portion of the insurance premium for the coverage held by Employee during active employment and any administrative fee for a period of Eighteen (18) months, provided the Employee makes a timely election to receive COBRA benefits. Additionally, Employee shall be entitled, for an Eighteen (18) month period following the termination of employment, to the perquisites and benefits of the Armadacare program or its successor program.

UTI will provide to Employee professional outplacement services for a period of twelve (12) months through the firm of Right Management, at a cost not to exceed a total value of twelve thousand dollars ($12,000).

Employee shall be responsible for any and all income taxes, if any, associated with any benefits provided to him under this Agreement.

6. Acknowledgement of Consideration. Employee acknowledges and agrees that the payments set forth in Paragraph 2, 3, 4 and the benefits set forth in Paragraph 5 are for and in consideration of Employees promises, covenants, and undertakings in this Agreement. Employee acknowledges and agrees that all of the payment(s) and benefits referenced in this Agreement constitute special consideration to Employee in exchange for the promises made herein by Employee and that UTI is making payments and providing benefits herein to Employee in excess of those it may otherwise be obligated to provide to Employee.

7. Employee’s Full Release and Waiver of All Claims. For and in consideration of UTI’s promises and covenants set forth herein, Employee hereby releases, acquits, and forever discharges UTI, its subsidiaries, and related and affiliated entities and the current and former officers, directors, agents, assigns, representatives and employees (collectively, the “Released Parties”) of each of the foregoing, from any and all actions, claims, damages, lawsuits, expenses, or costs of whatever nature arising out of Employee’s employment, the termination of employment with UTI, and any claims Employee may have by virtue of his being a shareholder of UTI, whether known or not, by either party at the time of execution of this Agreement.

This Release and Waiver includes, but is not limited to, any rights or claims which may be brought under Title VII of the Civil Rights Act of 1964, the Fair Labor Standards Act (FLSA), the Americans with Disabilities Act (ADA), the Employee Retirement Income Security Act (ERISA), the Equal Pay Act (EPA), the Rehabilitation Act of 1973, the Family and Medical Leave Act (FMLA), the National Labor Relations Act (NLRA), Occupational Safety and Health Act, Sarbanes-Oxley Act, the Securities Act of 1933, Securities Exchange Act of 1934, COBRA, the Labor Management Relations Act (LMRA), the Arizona Civil Rights Act, the Arizona Employment Protection Act or any other action or claim under any federal, state or local statute, or regulation or under common law. Employee’s release also includes all claims for constructive discharge, negligent supervision, breach of contract, fraud, breach of express or implied covenant, defamation, libel, slander, intentional or negligent infliction of emotional distress, tortious interference with contract, retaliation, failure to pay wages, bonuses, commissions or other benefits, attorneys’ fees and any other claim that could be raised by Employee as a result of Employee’s employment, the termination of employment with UTI, or by virtue of Employee being a shareholder of UTI.

This Release and Waiver does not affect Employee’s right to file a charge or participate in any federal, state or local investigation by any governmental agency or to challenge the validity of this Agreement, or Employee’s right to any governmental benefits payable under any Social Security or Worker’s Compensation law now or in the future. Notwithstanding the foregoing, Employee acknowledges and agrees that he (1) is not entitled to any monetary or personal relief with respect to any charge filed by any person or entity with any federal, state or local government agency; and (2) specifically assigns any such recovery to UTI. Further, this Agreement is not intended to and does not waive or release any claim under the Arizona Minimum Wage Act.

This Release and Waiver does not include any claims that may arise out of this Agreement or to enforce the terms of this Agreement.

8. Employee’s Release of Any Age Claims. Also in consideration of the promises and understandings contained in this Agreement, Employee hereby waives, releases, discharges, and agrees that Employee will not institute, prosecute or pursue against the Released Parties any, claims, causes of action, or suits for claims, if any, that have arisen as of the date of this Agreement under the Age Discrimination in Employment Act (“ADEA”), as amended, or under the age provisions of any other applicable state or federal law. Employee acknowledges that he is knowingly and voluntarily waiving and releasing any rights he may have under the ADEA, as amended. Employee also acknowledges that the consideration given for the waiver and release in the preceding paragraph is in excess of anything of value to which he is or may have been entitled. Employee further acknowledges having been advised by this writing, as required by the ADEA, that:

(a) this waiver and release does not apply to any rights or claims that may arise after execution date of this Agreement;

(b) he has been advised hereby of having had the right to consult with an attorney prior to executing this Agreement;

(c) he has twenty-one (21) days to consider this Agreement (although he may choose to voluntarily execute this Agreement earlier);

(d) he has seven (7) days following the mutual execution of this Agreement to revoke the Agreement; and

(e) this Agreement shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after this Agreement is mutually executed; and

9. Covenant Not to Sue. Employee further covenants and agrees never to commence any action, suit or proceeding, in law or in equity against the Released Parties, in any way pertaining to or arising out of Employee’s employment by and with UTI, the termination of Employee’s employment, or by virtue of his status as a shareholder of UTI. Employee also stipulates that the consideration received and to be received by Employee under this Agreement is in full and complete satisfaction of any claims Employee may have, or may have had, whether known by the parties at the time of execution of this Agreement or not. This Covenant Not to Sue does not apply to any claims that may arise out of this Agreement or to any suit to enforce this Agreement.

10. Confidential Information.

(a) Following the termination of employment, Employee will not, directly or indirectly, in one or a series of transactions, disclose to any person, or use or otherwise exploit for his own benefit or for the benefit of anyone other than UTI, any Confidential Information, whether prepared by Employee or not; provided, however, that any Confidential Information may be disclosed to officers, representatives, employees and agents of UTI who need to know such Confidential Information in order to perform the services or conduct the operations required or expected of them. Employee shall have no obligation hereunder to keep confidential any Confidential Information if, and to the extent, disclosure of such information is specifically required by law; provided, however, that in the event disclosure is required by applicable law, Employee shall provide UTI with prompt notice of such requirement, prior to making any disclosure, so that UTI may seek an appropriate protective order.

(b) “Confidential Information” means any confidential information including, without limitation, any study, data, calculations, software storage media or other compilation of information, brand, marketing, advertising/media, product and channel strategies, market data, competitor and student research, internet marketing strategy and tactics, predictive modeling insights, product designs, employee compensation packages and strategies, pricing and training manuals, campus operations design and strategy, copyright, “know-how,” trade secrets, customer lists, details of vendor, supplier, manufacturer, client or consultant contracts, pricing policies, operational methods, product development techniques or plans, business acquisition plans or any portion or phase of any scientific or technical information, ideas, discoveries, designs, computer programs (including source or object codes), processes, procedures, formulae, improvements or other proprietary or intellectual property of UTI, whether or not in written or tangible form, and whether or not registered, and including all files, records, manuals, books, catalogues, memoranda, notes, summaries, plans, reports, records, documents and other evidence thereof. Notwithstanding the foregoing, the term “Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that is or becomes generally available to the public other than as a result of a disclosure by Employee that is not permissible hereunder.

11. Covenant Not to Compete and Not to Solicit. Employee agrees that during the course of his employment, he has received Confidential Information and training, designed to give him special skills and to provide UTI with a competitive advantage and which has commercial value. Employee acknowledges that UTI has a legitimate interest in protecting its Confidential Information and in taking reasonable steps to protect its goodwill, its relationships with students, employees, consultants, vendors, suppliers, manufacturers, and to protect itself against unfair competition.

Employee therefore agrees:

(a) As used in this Agreement, to “Compete” shall mean directly or indirectly to own, manage, operate, join, control, be employed by, or become a director, officer, shareholder (holding 5% or more of shares) of, or consultant to, any entity or person that (i) owns or operates a post-secondary educational institution which teaches or trains individuals in motorcycle, marine, automotive, diesel, and collision repair and refinishing technologies, or anyone or more of these programs; (ii) is considering or contemplating a program that teaches or trains individuals in motorcycle, marine, automotive, diesel, and collision repair and refinishing technologies, or anyone or more of these programs; (iii) any entity engaged in any similar or incidental business conducted, or engaged in, by UTI prior to the date hereof or at any time during the Employee’s employment. The parties agree that entities conducting or engaged in the training or education of Heating, Ventilation and Air Conditioning (“HVAC”) technicians shall not be covered by this provision. Employee may also request a waiver of the restrictions contained in this provision.

(b) For a period of eighteen (18) months (or for twelve (12) months if a court of competent jurisdiction finds that eighteen (18) months are unreasonable, or for six (6) months if a court of competent jurisdiction finds that twelve (12) months are unreasonable, or for three (3) months if a court of competent jurisdiction finds that six (6) months are unreasonable) after the termination of employment Employee agrees that he shall not Compete with UTI anywhere within UTI’s sales territory. Employee agrees that in light of UTI’s business style and character, its marketing methods, the location of its campuses and its sales strategy it is reasonable to consider that UTI’s sales territory extends throughout the United States and Puerto Rico. (If a court of competent jurisdiction finds that this territory is unreasonable, then the sales territory shall be considered all states in which UTI has a campus and all states which are contiguous to a state with a UTI campus. If a court of competent jurisdiction finds that this territory is unreasonable, then the sales territory will be considered to be all states in which UTI has a campus.)

(c) Employee agrees that for a period of eighteen (18) months (or for twelve (12) months if a court finds that eighteen (18) months are unreasonable, or for six (6) months if a court finds that twelve (12) months are unreasonable, or for three (3) months if a court finds that six (6) months are unreasonable) following the termination of employment that he will not, either directly, indirectly or through others, solicit or attempt to solicit any Company employee, consultant, independent contractor, vendor, supplier, manufacturer, or any person or entity with a business relationship with UTI or its subsidiaries or affiliates, to terminate or limit its relationship with UTI or its subsidiaries or affiliates in order to become an employee, consultant, or independent contractor to or for any other person or entity.

(d) Employee agrees to disclose, during the eighteen (18) month period following the termination of employment, the terms of this Paragraph 11 to any potential future employer.

12. Internal Revenue Code Section 409A Compliance Strategy. UTI believes that the severance and other payments and benefits provided pursuant to Paragraphs 2, 3, 4 and 5 of this Agreement comply with either the short-term deferral exception or the separation pay exception to the requirements of Section 409A of the Internal Revenue Code (“Section 409A”) as described in Treas. Reg. § 1.409A-l(b)(4) and § 1.409A-l(b)(9)(iii) and (v), respectively. Nevertheless, under no circumstances may the time or schedule of any payment made or benefit provided pursuant to this Agreement be accelerated or subject to a further deferral except as otherwise permitted or required pursuant to regulations and other guidance issued pursuant to Section 409A of the Code. In addition, the Employee shall not have any right to make any election regarding the time or form of any payment due under the terms of this Agreement. If UTI correctly concludes at a later date, in the exercise of its discretion, that neither the short-term deferral exception, the separation pay exception nor any other exception to the requirements of Section 409A is available, Employee understands and agrees that UTI may unilaterally amend the applicable terms of this Agreement in order to assure compliance with Section 409A, but shall only make such changes to the extent necessary to comply with Section 409A. Each provision of this Agreement shall be interpreted, to the extent possible, to comply with Section 409A.

13. Company’s Right to Cease Payments and Obtain Injunctive Relief. Employee understands and agrees that the payments and benefits in Paragraph 2, 3, 4 and 5 of this Agreement are made in exchange for Employee’s promises, covenants, and undertakings in this Agreement. In the event of a material breach of any of Employee’s duties or obligations under the terms and provisions of this Agreement, UTI shall be entitled to immediately cease all payments to Employee under Paragraph 2, 3, 4 and 5 and payment for all benefits under Paragraph 5. In the event of an actual material breach, Employee will disgorge and repay to Company all payments and benefits paid to, paid on behalf of, or conferred upon Employee under Paragraph 2, 3, 4 and 5 of this Agreement since the time of the first material breach.

Employee understands and agrees that if Employee materially breaches any duties or obligations Employee has under this Agreement, Employee has no right to any money or payments under Paragraph 2, 3, 4 and 5 of this Agreement, and that Employee forfeits any right to receive money or payments under Paragraph 2, 3, 4 and 5 of this Agreement. In addition to any other legal or equitable remedies UTI may have (including any right to damages that it may suffer), UTI shall be entitled to temporary, preliminary and permanent injunctive relief restraining a material breach or imminent breach of this Agreement. Employee hereby expressly acknowledges that the harm which might result to Company’s business as a result of noncompliance by Employee with any of the provisions of this Agreement would be largely irreparable.
14. Non-Disparagement. In order to avoid unnecessary and unfair damage to UTI’s business reputation, Employee agrees to make no statements to any persons including, but not limited to, any employees, customers, vendors, the media, or other parties, whether oral, written or electronic that would tend to disparage, criticize, or ridicule UTI, its officers or directors. In order to avoid unnecessary and unfair damage to Employee’s reputation, UTI agrees to instruct its executive officers not to make any statements to any persons whether oral, written, or electronic that would tend to disparage, criticize, or ridicule Employee.

15. Company Property and Documents. Employee agrees to return all UTI property and equipment, including keys and all files and documents pertaining to UTI, including all copies thereof, on or before the date of Employee’s termination.

16. Reliance. Employee warrants and represents that: (i) Employee has relied on Employee’s own judgment regarding the consideration for and language of this Agreement; (ii) Employee has been given a reasonable period of time to consider said Agreement; (iii) no statements made by UTI have in any way coerced or unduly influenced Employee to execute this agreement; (iv) this Agreement is written in a manner that is understandable to Employee and Employee has read and understood all paragraphs of this Agreement; and (v) Employee has been advised to consult with legal counsel of Employee’s choice regarding this Agreement.

17. Nature of the Agreement. This Agreement and all provisions thereof, including all representations and promises contained herein, are contractual and not a mere recital and shall continue in permanent force and effect. The rights and obligations of the parties under this Agreement shall survive a merger, consolidation or transfer of ownership or sale of whole or parts of UTI and shall bind any successors or assigns of either party. This Agreement constitutes the sole and entire agreement of the parties with respect to the subject matter hereof, superseding all prior agreements and understandings between the parties, and there are no agreements of any nature whatsoever between the parties hereto except as expressly stated herein. This Agreement may not be modified or changed unless done so in writing, signed by both parties. In the event that any portion of this Agreement is found to be unenforceable for any reason whatsoever, the enforceable provision shall continue to be in full force and effect except to the extent that any unenforceable provision is contingent upon or provides consideration for another provision. This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona, and the parties agree that the state and federal courts located in Maricopa County, Arizona shall have jurisdiction over any dispute pertaining to this Agreement and shall be the proper venue for the resolution of any dispute.

18. Attorneys’ Fees. The parties agree that the successful party to any action to enforce the terms of this Agreement or any action to enjoin another party under this Agreement shall be entitled to recover its/his attorneys’ fees and costs.

DATED this 30th day of July, 2009

/s/ Sherrell Smith

Universal Technical Institute, Inc.

By: /s/ Chad Freed

Return Original To:
Rhonda Turner
VP, People Services
20410-N. 27th Avenue, Suite 200
Phoenix, Arizona 85027